Exhibit 99.1

NIC Earns 20 Cents Per Share in Second Quarter 2016; Company Reports Record Quarterly Revenues Driven by Solid Growth of Core Digital Government Services

OLATHE, Kan.--(BUSINESS WIRE)--August 4, 2016--NIC Inc. (NASDAQ: EGOV), the dominant provider of digital government services, today announced net income of $13.1 million and earnings per share of 20 cents on total revenues of $80.8 million for the three months ended June 30, 2016. In the second quarter of 2015, the Company reported net income of $11.3 million and earnings per share of 17 cents on total revenues of $75.8 million.

Quarterly portal revenues were a record $75.5 million, a 6 percent increase over the second quarter of 2015. On a same-state basis, portal revenues were $75.2 million in the current quarter, a 6 percent increase over the second quarter of 2015. Same-state, transaction-based revenues from Interactive Government Services (IGS) rose 11 percent over the second quarter of 2015, due primarily to higher volumes from a variety of services including motor vehicle registrations, business tax and registration filings and outdoor recreational licensing, among others. Same-state, transaction-based revenues from Driver History Records (DHR) were up 1 percent as the Company reached the anniversary of a DHR monitoring service in one state, which became effective in the second quarter of 2015. Same-state portal software development revenues decreased 10 percent due to the timing of project-based initiatives across several portals.

Software & services revenues were $5.3 million in the current quarter, up 11 percent from the second quarter of 2015, driven by an increase in transactional revenues from the federal Pre-employment Screening Program and other payment processing services.

Quarterly operating income increased 10 percent to a record $20.3 million, contributing to an operating margin of 25 percent for the current quarter, up from 24 percent in the prior year quarter.

“NIC has dedicated more than two decades to driving government innovation,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “It was great to see this focus on innovation and digital government services continue to drive solid financial results.”

Operational Highlights

During the second quarter 2016, the state of Louisiana notified the Company’s subsidiary, Louisiana Interactive, LLC, that it had successfully completed the pilot period and the state would exercise its option pursuant to the master contract for the Company to provide enterprise-wide digital government services and manage the state’s official portal, http://www.louisiana.gov commencing on July 1, 2016. The contract to provide portal services extends through January 2020.

Also during the quarter, four NIC subsidiaries received contract extensions. The Company’s Indiana Interactive, LLC subsidiary received a one-year contract extension which also includes a one-year renewal option that can be exercised at the option of the state of Indiana, taking the contract through July 2018. Kentucky Interactive, LLC received a two-year contract extension from the Commonwealth of Kentucky, taking the contract through August 2018. New Mexico Interactive, LLC received a one-year contract renewal from the New Mexico Motor Vehicle Division (MVD) through June 2017, and the State of Vermont extended its contract with Vermont Information Consortium, LLC for three years through June 2019.

NIC also recently won a competitive bid for a new, five-year contract with the state of West Virginia, which signed a contract with the Company’s subsidiary, West Virginia Interactive, LLC, to continue providing enterprise-wide digital government services. The contract also includes three, one-year renewal options that the state can exercise to extend the contract through June 2024.

Second Quarter Earnings Call and Webcast Details

On the August 4, 2016 call, the Company will discuss its 2016 second quarter financial and operational results, and answer questions from the investment community. The call may also include discussion of Company developments, and forward-looking and other material information about business and financial matters.

Dial-In Information
Thursday, August 4, 2016
4:30 p.m. (EDT)

Call bridge:	888-364-3109 (U.S. callers) or 719-325-2315 (international callers)
Conference ID:	4238460
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer
Robert Knapp, Chief Operating Officer

Webcast Information

To sign in and listen: The Webcast system is available at https://www.egov.com/investor-relations.

A replay of the Webcast will be available by visiting https://www.egov.com/investor-relations.

About NIC

Founded in 1992, NIC Inc. (NASDAQ: EGOV) is the nation's leading provider of official government websites, online services, and secure payment processing solutions. The Company's innovative digital government services help make government more accessible to everyone through technology. The family of NIC companies provides digital government solutions for more than 4,500 federal, state, and local agencies in the United States. Forbes has named NIC as one of the “100 Best Small Companies in America” six times, and the Company has been included four times on the Barron’s 400 Index. Additional information is available at https://www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements included in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include estimates, projections, the expected length of contract terms, statements relating to the Company’s business plans, objectives and expected operating results, and the assumptions upon which those statements are based. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements, including regional or national business, political, economic, competitive, social and market conditions, including various termination rights of the Company and its partners, the ability of the Company to renew existing contracts, and to sign contracts with new states, and federal and local government agencies, as well as possible data security incidents. You should not rely on any forward-looking statement as a prediction or guarantee about the future. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the sections titled “Risk Factors” and “Caution About Forward-Looking Statements” of the Company’s most recent Forms 10-K and 10-Q filed with the SEC. These filings are available at the SEC's web site at www.sec.gov. Any forward-looking statements made in this release speak only as of the date of this release. Except as required by applicable law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

NIC INC.
FINANCIAL SUMMARY
(UNAUDITED)
Thousands except per share amounts and percentages

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Portal revenues	$75,513	$71,030	$148,710	$136,944
Software & services revenues	5,297	4,782	10,490	9,227
Total revenues	80,810	75,812	159,200	146,171
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	46,123	42,815	89,738	84,309
Cost of software & services revenues, exclusive of depreciation &
amortization	1,445	1,321	2,858	2,611
Selling & administrative	11,165	10,818	22,507	21,356
Depreciation & amortization	1,736	2,304	3,400	4,596
Total operating expenses	60,469	57,258	118,503	112,872
Operating income before income taxes	20,341	18,554	40,697	33,299
Income tax provision	7,280	7,251	14,742	13,055
Net income	$13,061	$11,303	$25,955	$20,244

Basic net income per share	$0.20	$0.17	$0.39	$0.31
Diluted net income per share	$0.20	$0.17	$0.39	$0.31

Weighted average shares outstanding:
Basic	65,953	65,588	65,846	65,488
Diluted	65,967	65,588	65,859	65,488

Key Financial Metrics:
Revenue growth - outsourced portals	6%	6%	9%	7%
Same state revenue growth - outsourced portals	6%	7%	9%	7%
Recurring portal revenue as a % of total portal revenues	96%	95%	96%	96%
Gross profit % - outsourced portals	39%	40%	40%	38%
Revenue growth - software & services	11%	10%	14%	12%
Gross profit % - software & services	73%	72%	73%	72%
Selling & administrative expenses as a % of total revenues	14%	14%	14%	15%
Operating income as a % of total revenue	25%	24%	26%	23%

Portal Revenue Analysis:
IGS transaction-based	$45,276	$40,635	$87,209	$76,782
DHR transaction-based	25,830	25,643	52,956	51,295
Portal software development	3,132	3,477	5,995	5,772
Portal management	1,275	1,275	2,550	3,095
Total portal revenues	$75,513	$71,030	$148,710	$136,944

NIC INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
Thousands except par value amount

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash	$128,102	$98,388
Cash restricted for payment of dividend	-	36,456
Trade accounts receivable, net	77,444	80,362
Prepaid expenses & other current assets	14,752	12,584
Total current assets	220,298	227,790
Property and equipment, net	9,336	9,333
Intangible assets, net	2,779	2,267
Deferred income taxes, net	1,370	1,421
Other assets	452	426
Total assets	$234,235	$241,237

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$62,732	$61,133
Accrued expenses	19,498	20,986
Dividend payable	-	36,456
Other current liabilities	2,766	2,597
Total current liabilities	84,996	121,172

Other long-term liabilities	5,005	4,259
Total liabilities	90,001	125,431

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized,
65,976 and 65,637 shares issued and outstanding	7	7
Additional paid-in capital	103,375	100,929
Retained earnings	40,852	14,870
Total stockholders' equity	144,234	115,806
Total liabilities and stockholders' equity	$234,235	$241,237

NIC INC. CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED) Thousands

	Common Stock		Additional Paid-in Capital
	Shares	Amount		Retained Earnings	Total

Balance, January 1, 2016	65,637	$7	$100,929	$14,870	$115,806
Net income	-	-	-	25,955	25,955
Restricted stock vestings	381	-	135	-	135
Dividend equivalents cancelled upon forfeiture of
performance-based restricted stock awards	-	-	-	27	27
Shares surrendered and cancelled upon vesting of restricted
stock to satisfy tax withholdings	(117)	-	(2,073)	-	(2,073)
Stock-based compensation	-	-	3,005	-	3,005
Tax deductions relating to stock-based compensation	-	-	427	-	427
Shares issuable in lieu of dividend payments on unvested
performance-based restricted stock awards	-	-	(162)	-	(162)
Issuance of common stock under employee stock purchase plan	75	-	1,114	-	1,114
Balance, June 30, 2016	65,976	$7	$103,375	$40,852	$144,234

NIC INC. CASH FLOW SUMMARY (UNAUDITED) Thousands

	Six months ended
	June 30,
	2016	2015

Cash flows from operating activities:
Net income	$25,955	$20,244
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	3,400	4,596
Stock-based compensation expense	3,005	3,796
Deferred income taxes	(2,239)	(2,755)
(Gain) loss on disposal of property and equipment	(4)	29
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts receivable, net	2,918	(19,008)
Decrease in prepaid expenses & other current assets	122	1,862
(Increase) decrease in other assets	(26)	8
Increase in accounts payable	1,599	14,047
(Decrease) in accrued expenses	(3,588)	(1,993)
Increase (decrease) in other current liabilities	169	(633)
Increase in other long-term liabilities	746	615
Net cash provided by operating activities	32,057	20,808
Cash flows from investing activities:
Purchases of property and equipment	(2,748)	(2,204)
Proceeds from sale of property and equipment	6	-
Capitalized internal use software development costs	(1,142)	(539)
Net cash used in investing activities	(3,884)	(2,743)
Cash flows from financing activities:
Proceeds from employee common stock purchases	1,114	1,131
Tax deductions related to stock-based compensation	427	232
Net cash provided by financing activities	1,541	1,363
Net increase in cash	29,714	19,428
Cash, beginning of period	98,388	87,983
Cash, end of period	$128,102	$107,411
Other cash flow information:
Non-cash investing activities:
Capital expenditures accrued but not yet paid	$27	$130
Cash payments:
Income taxes paid	$13,941	$13,073
Cash dividends on common stock previously restricted for payment of dividend	$36,456	$-

CONTACT:
NIC Inc.
Angela Davied, 913-754-7054
adavied@egov.com